 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTNING FIRM

We consent to the incorporation by reference of our report dated July 12, 2006, with respect to the consolidated financial statements of Fannie May Confections Brands, Inc. and Subsidiaries appearing in this Form 8-K of 1-800-FLOWERS.COM, Inc, and Subsidiaries in:

•  the Registration Statement (Form S-8 No. 333-84281) pertaining to the
 1-800-FLOWERS.COM, Inc. 1999 Stock Incentive Plan and the 1997  Stock Option Plan, and
•  the Registration Statement (Form S-8 No. 333-54590) pertaining to the
 1-800-FLOWERS.COM, Inc. 2001 Employee Stock Purchase Plan, and
•  the Registration Statement (Form S-8 No. 333-119999) pertaining to the
 1-800-FLOWERS.COM, Inc. 2003 Long Term Incentive and Share  Award Plan

/s/ GRANT THORNTON LLP

Salt Lake City, Utah

July 17, 2006